PRESS RELEASE

LAS VEGAS, NEVADA, August 13, 2014 -- American Casino & Entertainment Properties LLC (“ACEP”) today reported financial results for the second quarter ended June 30, 2014.

Consolidated Net revenue was $89.4 million for the second quarter of 2014 compared to $88.4 million for the second quarter of 2013, an increase of 1.1%. ACEP reported second quarter Net income of $1.7 million for 2014 compared to Net income of $0.1 million for the second quarter of 2013. Adjusted EBITDA decreased 4.1% to $18.5 million for the second quarter of 2014 compared to $19.3 million for the second quarter of 2013. Adjusted EBITDA Margin also decreased to 20.7% compared to 21.8% in 2013.

The increase in consolidated Net revenue for the second quarter of 2014 was driven by the hotel and food and beverage divisions. Consolidated casino revenue decreased 2.4%. The decrease in casino revenue was the result of lower volume in slots and tables and a 4.7 percentage point decrease in bingo hold percentage. The decrease in those areas was offset by a 1.3 percentage point increase in sports hold percentage. For the three months ended June 30, 2014 and 2013, certain expenses had an impact on income from operations and EBITDA. For the second quarter of 2014, share-based compensation expense was approximately $3.0 million compared to none for the second quarter of 2013. For the three months ended June 30, 2014, our sales tax expense decreased by $246,000 compared to the same period in 2013. The decrease in sales tax is related to complimentary and employee meals. The company began accruing sales tax on complimentary and employee meals in February 2012 based on a decision by the Nevada Tax Commission, which was subsequently rescinded in July 2013.

The Stratosphere - Stratosphere’s Net revenue increased 4.3% in the second quarter of 2014 as compared to the second quarter of 2013. Hotel revenue increased 9.0% in the second quarter of 2014 compared to the second quarter of 2013, due to a 3.8 percentage point increase in occupancy and a 1.7% decrease in average daily room rates. Casino revenues decreased 1.2% due primarily to lower slot volume. Food and Beverage revenues increased 4.6% due to increased food covers. Tower revenue increased 4.4% due to increased ride and Sky Jump patronage. Stratosphere increased both Adjusted EBITDA and Adjusted EBITDA margin during the second quarter of 2014.

2000 Las Vegas Boulevard South · Las Vegas, NV 89104

Arizona Charlie’s - The Arizona Charlie’s Net revenue decreased 4.2% in the second quarter as compared to the second quarter of 2013. Hotel and food and beverage revenues increased at both Arizona Charlie’s properties. The increase in hotel revenue was due to increased occupancy and higher average daily room rates at both properties. Casino revenues decreased 5.7% on lower volume. As a result of decreased revenues, Adjusted EBITDA and Adjusted EBITDA margin decreased at the Arizona Charlie’s properties during the second quarter of 2014.

The Aquarius - The Aquarius’ Net revenue increased 1.2% in the second quarter of 2014 compared to the second quarter of 2013. Occupancy increased to 56.4% in the second quarter of 2014 compared to 52.6% in the second quarter of 2013, while ADR decreased 2.5%. Casino revenue increased 0.5% on a 2.0% increase in slot coin-in, and a 7.9% increase in the tables games drop. Due to increased expenses, Adjusted EBITDA and Adjusted EBITDA Margin both decreased in the second quarter of 2014.

Financial Statistics as of June 30, 2014:
•	Cash	$67.0 million
•	Unrestricted Cash	$58.5 million
•	Consolidated Total Debt	$334.0 million
•	Consolidated Capital Expenditures for the four Fiscal Quarters ended June 30, 2014	$14.5 million

Conference Call Information:
We will hold our second quarter 2014 earnings conference call, Thursday, August 14, 2014 at 11:00 AM Pacific Time (12:00 PM Mountain, 1:00 PM Central, 2:00 PM Eastern). To attend, dial 800-723-6498 (US/Canada toll-free). The pass code is 8183886. A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com.

For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com.

Please see the comments at the end of this release for information about non-GAAP financial measures.

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(in millions)		(in millions)
Income Statement Data:
Revenues:
Casino	$49.5	$50.7	$102.8	$104.5
Hotel	19.3	17.9	36.3	32.6
Food and beverage	18.6	17.8	36.4	34.9
Tower, retail, entertainment and other	8.5	8.5	16.4	16.1
Gross revenues	95.9	94.9	191.9	188.1
Less promotional allowances	6.5	6.5	13.5	13.3
Net revenues	89.4	88.4	178.4	174.8

Costs and expenses:
Casino	15.9	16.1	32.4	32.8
Hotel	8.9	8.5	17.1	16.4
Food and beverage	14.1	13.5	27.6	26.7
Other operating expenses	2.9	2.9	5.9	5.6
Selling, general and administrative	32.1	28.4	61.2	58.1
Pre-opening costs	—	—	—	0.1
Depreciation and amortization	7.3	8.0	14.7	16.3
Total costs and expenses	81.2	77.4	158.9	156.0
Income from operations	$8.2	$11.0	$19.5	$18.8

EBITDA Reconciliation:
Net income (loss)	$1.7	$0.1	$6.2	$(2.9)
Interest expense	6.5	10.9	13.3	21.7
Depreciation and amortization	7.3	8.0	14.7	16.3
EBITDA	$15.5	$19.0	$34.2	$35.1

Numbers may vary due to rounding.

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(in millions)		(in millions)
Adjusted EBITDA Reconciliation:
Net income (loss)	$1.7	$0.1	$6.2	$(2.9)
Interest expense	6.5	10.9	13.3	21.7
Depreciation and amortization	7.3	8.0	14.7	16.3
Gain on disposal of assets	—	—	—	—
Pre-opening costs	—	—	—	0.1
Management fee - related party	—	0.3	—	0.5
Other non-recurring and extraordinary expenses[1]	3.0	—	3.0	0.1
Adjusted EBITDA	$18.5	$19.3	$37.2	$35.8
Adjusted EBITDA Margin	20.7%	21.8%	20.9%	20.5%

Numbers may vary due to rounding.

1As further defined in the First Lien Credit and Guaranty Agreement and Second Lien Credit Guaranty Agreement dated July 3, 2013 (the “Credit Agreements”). The 2013 Adjusted EBITDA calculations have been restated to conform with the Credit Agreements.

Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

WPU - Slot
Stratosphere	116.60	106.52	120.78	110.27
Decatur	112.42	117.15	116.28	119.38
Boulder	72.88	76.32	76.01	77.72
Aquarius	140.94	142.32	146.17	149.39
ACEP Consolidated	112.94	113.27	117.38	117.07

WPU - Tables
Stratosphere	732.60	784.93	810.31	815.57
Decatur	457.88	549.45	506.45	506.45
Boulder	329.67	439.56	331.49	442.97
Aquarius	623.70	549.45	567.42	537.95
ACEP Consolidated	633.98	624.87	642.80	639.29

ADR
Stratosphere	52.10	52.99	52.75	51.95
Decatur	45.06	44.27	46.81	44.67
Boulder	45.56	42.83	46.20	41.62
Aquarius	53.72	55.10	49.00	49.74
ACEP Consolidated	51.86	52.66	50.97	50.42

Hotel Occupancy %
Stratosphere	86.4	82.6	83.2	80.1
Decatur	83.4	76.6	77.0	69.7
Boulder	53.3	48.7	50.2	47.9
Aquarius	56.4	52.6	53.9	51.1
ACEP Consolidated	72.5	68.5	69.4	66.3

Net Revenue
Stratosphere	41.3	39.6	81.5	76.8
Decatur	14.8	15.2	30.6	30.9
Boulder	7.8	8.4	16.4	16.9
Aquarius	25.4	25.1	49.8	50.0
Corporate	0.1	0.1	0.1	0.2
ACEP Consolidated	89.4	88.4	178.4	174.8

Numbers may vary due to rounding.

1.
Win per Unit-Slots represents the total amount wagered in slots less amounts paid out to players, amounts paid on participations and discounts divided by the average number of slot units and days during the period.

2.	Win per Unit-Tables represents the total amount wagered on tables less amounts paid out to players and discounts divided by the average number of table units and days during the period.

3.	Average Daily Room Rate is the average price of occupied rooms per day.

4.	Hotel Occupancy Rate is the average percentage of total hotel rooms occupied during a period.

5.	Net Revenues are the gross revenues less promotional allowances.

“Unrestricted Cash” means, cash and cash equivalents in accordance with GAAP, excluding amounts required by ACEP and its Restricted Subsidiaries to be maintained to satisfy minimum bankroll requirements, mandatory game security reserves, allowances for redemption of casino chips and tokens or payment of winning wagers to gaming patrons.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures on a consolidated basis that, in accordance with GAAP, are, or should be included in “purchase of property and equipment” or similar items and further defined in the first and second lien credit agreements.

“Consolidated Total Debt” means, as at any date of determination, the aggregate principal amount of all Indebtedness (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) as defined in the first and second lien credit agreements determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt shall not include Indebtedness in respect of Letters of Credit, except to the extent of the unreimbursed amount thereunder.

Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin is an important supplemental measure of our operating performance to investors. Management uses these non-GAAP financial measures to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors. We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on debt redemption, pre-opening expenses, and management fees. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Net revenues.

Contact:
Investor Relations
Phyllis Gilland
(702) 380-7777

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